Exhibit 10.18

MANUFACTURE AND SUPPLY AGREEMENT

This Manufacture and Supply Agreement (this “Agreement”) is made and entered into as of December 17, 2007 (the “Effective Date”) by and among A.C.S. Dobfar S.p.a., an Italian corporation, having its principal place of business at Viale Addetta, 4/12 Tribiano 20067 Milan Italy (“DOBFAR” or “SUPPLIER”), WorldGen LLC, a New Jersey Limited Liability Company, having its principal place of business at 120 Route 17 North P.O. Box 1579 Paramus, NJ 07653 USA (“WORLDGEN”), and SAGENT PHARMACEUTICALS, INC., a Wyoming corporation, having its principal place of business at 1901 N. Roselle Road, Schaumburg, IL 60195 (“SAGENT”).

WHEREAS, DOBFAR develops, manufactures and supplies a broad range of prescription pharmaceutical products and possesses the necessary expertise to develop, manufacturer and supply the products as described on Exhibit A hereto;

WHEREAS, DOBFAR has submitted or is preparing, and intends to submit, an abbreviated new drug application for the product (“ANDA”);

WHEREAS, DOBFAR and SAGENT both desire to enter into a commercial relationship wherein DOBFAR will (i) provide the Services (as hereinafter defined) as set forth in this Agreement, (ii) supply the Product in finished form, via WORLDGEN, to SAGENT and, (iii) appoint SAGENT as a non-exclusive distributor of the Product in the Territory pursuant to the terms and conditions set forth herein;

WHEREAS, WORLDGEN is SUPPLIER’S United States distributor who will manage and sell the supply of the products to SAGENT on behalf of DOBFAR; and

WHEREAS, DOBFAR, SAGENT and WORLDGEN (collectively, the “Parties”, and each individually, a “Party”) desire to establish in this Agreement the terms upon which DOBFAR will, upon approval of the ANDA, manufacture and supply product that is consistent in all respects with the Specifications (the “Product”) for sale by SAGENT via WORLDGEN in the Territory.

NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants set forth in this Agreement and other good and valuable consideration hereinafter set forth, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following words and phrases shall have the following meanings and grammatical variations thereof shall have corresponding meanings (the singular shall be interpreted as including the plural and vice versa, unless the context clearly indicates otherwise):

1.1 “Act” means the United States Food Drug and Cosmetic Act, as amended, and includes the rules and regulations promulgated thereunder.

1.2 “Agreement” shall have the meaning assigned to such term in the introductory paragraph.

1.3 “Affiliate” means with respect to any Party hereto, any entity which indirectly or directly through stock ownership or through other arrangements either controls, or is controlled by or is under common control with, such Party.

1.4 “ANDA” shall have the meaning set forth in the recitals.

1.5 “API” means the active pharmaceutical ingredient of the Product.

1.6 “Applicable Laws” means all laws, statutes and regulations of any Governmental Authority having jurisdiction over the manufacturing, use, marketing or sale of the Product, as the same may be amended from time to time.

1.7 “Approval Date” means the date that DOBFAR receives the FDA’s written approval of the ANDA.

1.8 “Batch” shall be as defined in the current Specifications.

1.9 “Certificate of Analysis” means the certificate for each Batch of Product delivered.

1.10 “cGMP” means shall mean current Good Manufacturing Practice as set forth in the Act and applicable regulations promulgated thereunder by the FDA as may be amended from time to time, as well as current good manufacturing practices applicable to a Product or the making thereof at the Manufacturing Facility, set forth by any Governmental Authority.

1.11 “Commercial Launch Date” shall mean the date on which SAGENT makes a Product available for full-scale commercial sale, prior to which date SAGENT shall have received such Product from DOBFAR/WORLDGEN in such quantities as SAGENT shall reasonably require in order to ensure inventory levels sufficient to meet SAGENT’s customers requirements.

1.12 “Confidential Information” shall have the meaning set forth in Section 12.1.

1.13 “Costs” shall have the meaning set forth in Section 11.1.

1.14 “Disclosing Party” shall have the meaning set forth in Section 12.1.

1.15 “Effective Date” shall have the meaning assigned to such term in the introductory paragraph.

1.16 “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.17 “Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any other supranational organization of sovereign states, including without limitation, the European Union.

1.18 “Net Margin” means, for any calendar quarter, the Net Sales of the Product during such quarter less the aggregate of the Transfer Prices paid for such Product.

1.19 “Indemnitee” shall have the meaning set forth in Section 11.3.

1.20 “Indemnitor” shall have the meaning set forth in Section 11.3.

CONFIDENTIAL TREATMENT

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1.21 “Initial Term” shall have the meaning set forth in Section 2.1.

1.22 “Launch Date” means the date designated by agreement of the Parties as the first date on which the Product may be made available for sale in the Territory.

1.23 “Transfer Price” means [***] as set forth on Exhibit C attached hereto.

1.24 “Manufacturing Facility” means Suppliers’ or its affiliates’ Manufacturing facilities located at [***] or any other manufacturing facility approved in writing by SAGENT and at which DOBFAR represents to SAGENT it will be able to manufacture the Product in accordance with all Applicable Laws, cGMP and the Specifications applicable to such Product.

1.25 “NDC” means National Drug Code.

1.26 “Net Sales” means, for each calendar quarter, a value equal to SAGENT’s gross invoiced sales of the Product to its customers for such calendar quarter minus the following deductions from such gross invoiced amount which are actually incurred, allowed or specifically allocated to the Product, including, without limitation, (a) commissions to unrelated third parties, (b) trade, cash, and quantity discounts, (c) payment terms, credits and allowances (including those granted on account of price adjustments) given or made in the ordinary course of business, (d) allowances for damaged Products, rejections and returns, (e) chargeback payments and rebates (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local or other governments, including their agencies, or to wholesalers or distributors, (f) Product specific marketing fees granted to group purchasing organizations or wholesalers, managed health care organizations, wholesalers or distributors pursuant to agreements negotiated by SAGENT with such entities, (g) administration fees payable to buying groups such as group purchasing organizations, wholesalers or distributors, (h) freight and chargebacks, (i) Medicaid and Medicare rebates, (j) cash discounts, (k) [***], and (l) sales, value-added (to the extent not refundable in accordance with applicable law) and other taxes paid on or in relation to sales of the Product all as calculated in accordance with U.S. generally accepted accounting principles.

1.27 “Product” shall have the meaning set forth in the Recitals.

1.28 “Quality Agreement” means that certain Quality Assurance Agreement entered into by the Parties as of the Effective Date which sets forth (a) the roles and responsibilities of DOBFAR and/or its affiliates and SAGENT with respect to the quality assurance for the Product, and (b) how the Parties’ quality operations shall interact with each other in connection with same.

1.29 “Registration” shall mean approval of a Registration Application for the Product filed by DOBFAR relating to the manufacturing, use, marketing and sale, and/or pricing and reimbursement when applicable, of the Product.

1.30 “Registration Application” shall mean any filing(s) made by DOBFAR under this Agreement with a Governmental Authority in the Territory for regulatory approval of the manufacture, use, marketing and/or sale, and/or pricing and reimbursement when applicable, of the Product including, without limitation, any amendments or supplements thereto.

CONFIDENTIAL TREATMENT

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1.31 “Receiving Party” shall have the meaning set forth in Section 12.1.

1.32 “Renewal Term” shall have the meaning set forth in Section 2.1.

1.33 “Sales and Distribution Expenses” shall mean [***] as determined on a quarterly basis by SAGENT and in accordance with industry standard.

1.34 “Specifications” shall mean the approved specifications for the manufacture, storage, handling, labeling and packaging of the Product as the same may be amended from time to time.

1.35 “Territory” shall the fifty states of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, all territories and possessions of the United States of America, United States military bases, and any other location over which the FDA has jurisdiction to regulate medicinal products intended for human use.

1.36 “Third Party” shall mean any person or entity who or which is neither a Party nor an Affiliate of a Party.

1.37 “Trademark” means any trademark, trade name, trade dress, slogan, logo, copyright or similar item selected by SAGENT for use in connection with the Product.

ARTICLE 2

TERM

2.1 This Agreement shall become effective on the date hereof and, unless earlier terminated as provided in Article 13, shall terminate five (5) years (the “Initial Term”) after the Commercial Launch Date, provided, however, that SAGENT shall have the option, which option it may exercise in its sole discretion by giving written notice to DOBFAR, to renew the Agreement for successive additional one (1) year terms (each a “Renewal Term”) unless DOBFAR has given written notice to SAGENT at least one (1) year prior to the expiration of the Initial Term, or at least six (6) months prior to the expiration of a Renewal Term. The “Term” of this Agreement shall be deemed to refer to the Initial Term and any Renewal Terms.

ARTICLE 3

DEVELOPMENT OF THE PRODUCT

DOBFAR shall solely own all Registrations and Registration Applications in the Territory relating to the Product. If requested by DOBFAR, SAGENT will give reasonably necessary support for the administrative activities related to the filing of the ANDA.

ARTICLE 4

COMMERCIALIZATION OF THE PRODUCT

4.1 On the Approval Date and throughout the Term of this Agreement, DOBFAR hereby represents, covenants and agrees that it shall certify to SAGENT the following:

4.1.1 DOBFAR is, and will remain, the sponsor and sole owner of the ANDA, that such ANDA has been duly approved by the FDA, that to date DOBFAR has diligently maintained each such ANDA in full force and effect, and that DOBFAR will maintain such ANDA in full force and effect;

4.1.2 DOBFAR has obtained, and will maintain, full approval from the FDA and any other applicable Governmental Authorities permitting the manufacture of the Product and the use, marketing and sale of the Product in the Territory;

4.1.3 The Product and all intermediaries used in the manufacture thereof have been developed in accordance with their respective Specifications, in a good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable cGMP, good laboratory practice and current good clinical practice;

4.1.4 The Product has been developed in such a manner such that its manufacture and supply does not infringe, or will not infringe, the intellectual property rights of any Third Party;

4.1.5 The Product has not been recalled, suspended or discontinued as a result of any action by the FDA or any other similar foreign governmental entity, regardless of whether made or sold by DOBFAR or any licensee, distributor or marketer in the Territory or outside of the Territory;

4.1.6 DOBFAR has not received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw approval, place marketing or sale restrictions, or request the recall of the Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production, sale, marketing or reimbursement of the Product;

4.1.7 DOBFAR has not used, and will not use at any time during the term of this Agreement, in any capacity, the services of any person debarred under the U.S. Generic Drug Enforcement Act, 21 USC §335a(k)(1) and further has not used, and will not use at any time during the term of this Agreement, any person who has been convicted of a crime as defined under the U. S. Generic Drug Enforcement Act in connection with any of the services provided under this Agreement or the Supply Agreement; and

4.1.8 Performance of any of the terms and conditions of this Agreement by DOBFAR will not constitute any breach or violation of any agreement or understanding, written or oral, government or court decree or order to which it is a party or by which it is bound.

4.2 SAGENT shall have the right to engage in the distribution, marketing and sales of the Product in the Territory (the “Marketing Activities”), which shall include, but not be limited to:

4.2.1 carrying out the distribution, marketing, advertising, promotional and sales of each Product as it deems necessary or useful in its sole discretion; and

4.2.2 keeping DOBFAR informed through written reports which are to be made by SAGENT when and if material developments in the market for the Product arises, which reports shall be summaries of such material developments.

4.3 On the Approval Date and throughout the Term of this Agreement, WORLDGEN hereby represents, covenants and agrees that it shall certify to SAGENT that WORLDGEN has not used, and will not use at any time during the term of this Agreement, in any capacity, the services of any person debarred under the U.S. Generic Drug Enforcement Act, 21 USC §335a(k)(1) and further has not used, and will not use at any time during the term of this Agreement, any person who has been convicted of a crime as defined under the U. S. Generic Drug Enforcement Act in connection with any of the services provided under this Agreement or the Supply Agreement.

ARTICLE 5

RESPONSIBILITY FOR COSTS AND EXPENSES

5.1 DOBFAR shall itself bear, and SAGENT shall have no liability with respect to, any and all costs and expenses incurred by DOBFAR in providing the Services in accordance with this Agreement.

5.2 In full consideration of DOBFAR providing the Services with respect to the Product and appointing SAGENT as a distributor of the Product in the Territory, SAGENT shall pay to WORLDGEN the payments in accordance with the requirements of Exhibit B (the “Milestone Payment”).

5.3 All payments required under this Agreement shall be made in United States Dollars ($USD), via wire transfer of immediately available funds as directed by the other Party from time to time.

ARTICLE 6

SUPPLY

6.1 During the term of this Agreement, DOBFAR shall manufacture, label and package, ship and deliver the Product for SAGENT on the terms and conditions specified in this Agreement and in compliance with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable cGMP and Specifications. The Product shall be manufactured by DOBFAR at the applicable Manufacturing Facility in accordance with the terms of this Agreement and the Quality Agreement. Except as set forth in Section 7.1, SAGENT shall not be required to order any fixed minimum quantity of Product or any quantity of Product for which it does not actually have a need, notwithstanding any forecast or prior course of dealing.

6.2 During the term of this Agreement, DOBFAR shall be solely responsible for arranging for an FDA-approved third party to manufacture and supply the API necessary to manufacture the Product in accordance with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable cGMP and Specifications and in sufficient quantities to meet SAGENT’s forecasted needs for the Product; provided that DOBFAR shall give written notice to SAGENT in advance of retaining any such third party API supplier. With respect to any third party API supplier that DOBFAR desires to use, DOBFAR shall ensure that such third party API supplier makes its facilities and records relating to the manufacture of the API available for inspection by SAGENT as SAGENT requests from time to time. In the event that during any such inspection, SAGENT identifies any instances of noncompliance with the requirements of applicable laws, rules and regulations, applicable cGMP or the Specifications, then DOBFAR shall promptly provide a written plan for correcting such deficiencies (including a proposed timetable for implementing such corrections) and shall ensure that such deficiencies are corrected, at DOBFAR’s or such third party API supplier’s sole expense, as soon as reasonably practicable. If not corrected to SAGENT’s satisfaction (or if the third party API supplier does not make its facility and records available for inspection by SAGENT), then DOBFAR shall be required to secure a different third party API supplier, and to immediately cease using the noncompliant supplier. Subject to Section 6.3, DOBFAR shall be solely responsible for ensuring that the API so supplied to it is of sufficient quality and meets other relevant standards in order for it to be utilized by DOBFAR in the manufacture of the Product in accordance with Section 6.1.

CONFIDENTIAL TREATMENT

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6.3 All Product manufactured, shipped and delivered by DOBFAR to SAGENT or SAGENT’s designees under this Agreement shall be packaged and labeled in accordance with this Agreement and the then-current packaging and labeling guidelines provided by SAGENT and in compliance with all requirements of applicable laws, rules and regulations, all other requirements of any applicable cGMP as well as the applicable Specifications and the Registration. SAGENT shall supply DOBFAR with SAGENT’s NDC number(s) for the Product and any trade dress that SAGENT wishes to have included in the labeling for the Product. DOBFAR shall print, either directly or through a third party, labels and other printed material to be included as part of the Product, and the cost of doing so shall be reflected in the price charged by DOBFAR for the Product pursuant to Article 9. From time to time, SAGENT may provide DOBFAR with modified trade dress or logos and upon receipt thereof, DOBFAR shall use its commercially reasonable efforts to incorporate such changes on the Products in accordance with SAGENT’s request. DOBFAR shall provide SAGENT with any modifications to the labeling for the Products as promptly as possible in order to ensure compliance with any and all applicable regulations. SAGENT shall reimburse DOBFAR for all reasonable costs incurred by DOBFAR in making modifications to labeling, branding, or imprinting packaging and/or manufacturing processes to accommodate SAGENT’s new labeling or to accommodate any other changes requested by SAGENT. Such reimbursement shall be made pursuant to invoices submitted by DOBFAR to SAGENT, undisputed amounts on such invoices shall be payable within thirty (30) days after SAGENT’s receipt thereof. SAGENT shall cooperate with DOBFAR to ensure that the labeling of the Product complies with the Registration for the Product.

6.4 DOBFAR shall schedule its manufacturing operations so that all Products delivered have the maximum shelf life possible and in any event no Product delivered hereunder shall have less than [***] of shelf life, based on the dating included on such Product’s packaging, remaining at the time of delivery; provided, however, that if SAGENT accepts delivery of Product prior to the Launch Date and such Product has less than [***] of shelf life, based on the dating included on such Product’s packaging, as of the Launch Date, then DOBFAR will, at no expense to SAGENT, replace such Product as soon as practicable with Product that has at least 75% of shelf life, based on the dating included on such Product’s packaging, as of the later of (i) the Launch Date or (ii) the date such replacement Product is actually delivered to SAGENT.

ARTICLE 7

FORECASTS AND PURCHASE ORDERS

7.1 SAGENT has supplied WORLDGEN with an initial non-binding forecast showing SAGENT’s estimated monthly requirements for Product for the twelve-month (12-months) period commencing on the anticipated Commercial Launch Date. Promptly following the Commercial Launch Date and thereafter on the first day of the first month during each calendar quarter during the term hereof, SAGENT shall deliver to WORLDGEN an updated forecast for the twelve-month (12-month) period commencing on the first day of the immediately following calendar quarter for Product. It is understood that SAGENT before signing a supply agreement with a group purchasing organization will check with WORLDGEN as to the capacity of DOBFAR to produce such quantities in the time frame required. In addition, SAGENT shall notify WORLDGEN in writing as soon as practicable after it enters into any written agreement with a group purchasing organization with respect to the sale of the Product in the Territory. SAGENT shall place purchase orders for at least the quantity of such Product specified in the first three (3) months of each forecast and the remaining nine (9) months shall be a good faith estimate; provided, however, that with respect to forecasts given by SAGENT to WORLDGEN prior to the Approval Date SAGENT will have no firm obligation to purchase Product prior to the Launch Date. Notwithstanding anything in this Agreement to the contrary, DOBFAR shall guarantee manufacturing capacity and the ability to supply SAGENT

CONFIDENTIAL TREATMENT

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[***] of SAGENT’s annual forecasted quantity, and provided that SAGENT has complied with all provisions of this Section 7.1, in the event DOBFAR fails to supply such quantities, and SAGENT is required to pay inability payments to any customer of SAGENT’s, then DOBFAR shall reimburse SAGENT for all such inability payments. In the event that SAGENT’s requests for quantities of Product exceed the quantities provided for in the forecasts that have been submitted, DOBFAR shall use reasonable commercial efforts to supply such an increase in quantity.

7.2 SAGENT shall place firm purchase orders with WORLDGEN for its requirements of Product in full Batch quantities at least [***] prior to the requested date of delivery; provided that, if requested by SAGENT, DOBFAR shall use commercially reasonable efforts to deliver Product at such earlier time as SAGENT reasonably requests. Each firm written purchase order, signed by SAGENT’s duly authorized representative, shall authorize DOBFAR to manufacture such quantities of the Product as are set forth therein. Each purchase order shall be deemed accepted upon receipt, and DOBFAR shall deliver Product in accordance with such purchase order; provided, however, that if the quantity of Product set forth in a purchase order exceeds the most recent firm forecast for Product for the month to which such purchase order relates, then DOBFAR shall use its commercially reasonable best efforts to supply the quantity of Product in excess of the firm forecasted amount in accordance with such purchase order, but shall not be deemed to have breached this Agreement if it cannot supply such excess Product.

ARTICLE 8

SHIPPING AND DELIVERY

8.1 Unless otherwise agreed upon in writing and subject to Article 7 above, shipping and delivery dates will be provided by SAGENT at the time firm purchase orders are placed. The parties hereby acknowledge that DOBFAR intends to ship Product by sea or air, as required by SAGENT.

8.2 A bill of lading will be furnished to SAGENT with respect to each shipment. At delivery, Product will be free and clear of any liens or encumbrances placed thereon by DOBFAR.

8.3 Each shipment of Product hereunder will be delivered EX WORKS [***]. DOBFAR shall procure an approved shipping vendor authorized to ship pharmaceutical products upon reasonable notice to SAGENT. DOBFAR shall include with each shipment of Product a Certificate of Analysis and all technical documentation as specified in the Quality Agreement.

8.3.1 Notification by SAGENT to DOBFAR of partial loss, damage, or non-delivery of any separate part of a shipment shall be made promptly by SAGENT after delivery to SAGENT, and if loss, damage, or partial non-delivery are not evident to SAGENT at the time of delivery, such notification by SAGENT to DOBFAR shall be made no later than thirty (30) days after delivery to SAGENT (the “Discovery Date”). Notwithstanding the foregoing, in the event SAGENT discovers that a shipment of Product contains latent defects after the Discovery Date, each of SAGENT and DOBFAR shall use commercially reasonable efforts to mutually agree on an appropriate remedy reasonably acceptable to the Parties.

8.4 In the event of partial or full loss or non-delivery of a shipment, the Parties will cooperate to insure that notification and follow-up with the involved ground and air carriers and customs or other warehouses is made in order to determine if such missing delivery can be located. For any shipment which is not recovered or which is damaged or defective, the Parties shall agree to a schedule for the manufacture of additional Product by DOBFAR.

CONFIDENTIAL TREATMENT

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ARTICLE 9

COMPENSATION

9.1 In consideration of the Product manufactured and supplied by DOBFAR to SAGENT hereunder, SAGENT shall pay to WORLDGEN as follows:

9.1.1 With respect to each unit of Product supplied to SAGENT hereunder, SAGENT shall pay the Transfer Price to WORLDGEN net [***] days from the invoice date which shall be no earlier than the date of actual shipment; and

9.1.2 SAGENT shall pay to WORLDGEN, for the account of DOBFAR within [***] days of the end of each calendar quarter during the Term, [***] of the NET MARGIN for such calendar quarter.

ARTICLE 10

RECALLS, PRODUCT COMPLAINTS AND OTHER REGULATORY MATTERS

10.1 Each Party shall, within 24 hours, notify the other Party of any notification or other information whether received directly or indirectly, which might affect the marketability, quality, safety, or effectiveness of the Product and/or which might result in the recall of the Product.

10.2 Within twenty-four (24) hours of a determination that a withdrawal or a recall of a Product may be necessary and prior to notifying the FDA, DOBFAR shall notify SAGENT so that SAGENT may participate in a decision whether the Product shall be withdrawn or recalled, but DOBFAR shall make the final decision whether the Product is withdrawn or recalled based on compliance with DOBFAR’s quality systems and procedures. Notwithstanding the foregoing, SAGENT shall have the right to withdraw or recall the Product in its sole discretion if it believes that such a withdrawal or recall is necessary or appropriate. SAGENT shall reasonably assist DOBFAR in DOBFAR’s investigation to determine the cause and extent of the problem.

10.3 DOBFAR shall perform the withdrawal or recall of the Products supplied to SAGENT under this Agreement, subject the remainder of this Article 10.

10.4 In the event of any recall arising out of or resulting from DOBFAR’s failure to manufacture Product in compliance with cGMP and/or the Specifications, in addition to any other rights and remedies of SAGENT, DOBFAR shall, at the election of SAGENT, either:

10.4.1 supply Product, without charge to SAGENT, in an amount sufficient to replace the amount of Product recalled; or

10.4.2 give a credit to SAGENT against outstanding Net Margin Share due from SAGENT in amounts equal to the price paid to DOBFAR by SAGENT for the Product so recalled.

10.5 In the event of any such recall as contemplated in Article 10.4 arises out of or results primarily and directly from DOBFAR’s failure to manufacture Product in compliance with cGMP and/or the Specifications, DOBFAR shall pay to SAGENT, in addition to the amounts set out in Section 10.4, (i) SAGENT’s out-of pocket expenses (including, without limitation, attorneys fees) incurred in connection with such recall or addressing such failure by DOBFAR, and (ii) any and all third party liability resulting in connection with any of the foregoing.

10.6 With respect to recalls not covered by Section 10.4, in the event any such recall arises out of or results from primarily and directly from SAGENT’s negligence in its distribution of Product not in compliance with FDA’s regulations, SAGENT shall pay to DOBFAR or WORLDGEN, as applicable (i) DOBFAR or WORLDGEN’s out-of pocket expenses (including, without limitation, attorneys fees) incurred in connection with such recall or addressing such failure by SAGENT, and (ii) any and all third party liability resulting in connection with any of the foregoing.

10.7 The Parties shall be responsible for the handling of all Product complaints, including those associated with manufacturing and packaging, in accordance with the allocation of responsibilities set forth in the Quality Agreement. Each Party shall fully cooperate with the other Party in connection with the handling of all Product complaints.

10.8 DOBFAR shall be responsible for the reporting of all adverse drug experiences of the Products as required by the FDA and other regulatory bodies and Applicable Law.

ARTICLE 11

INDEMNIFICATION

11.1 SAGENT shall indemnify, defend and hold DOBFAR, its Affiliates, officers, directors, agents, servants and employees harmless against all claims, losses, actions, damages (including injuries to, or death of any person, or injury to, or destruction of, property), liabilities and expenses (including reasonable attorneys fees) and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (“Costs”) arising out of or attributable to (i) SAGENT’s breach of or any inaccuracy in any of its representations, warranties, covenants or agreements made under this Agreement or in any certificate, instrument or other document delivered by SAGENT to DOBFAR pursuant to this Agreement; (ii) the gross negligence or willful misconduct of SAGENT, its officers, directors, agents, servants and employees relating to this Agreement; or (iii) any recall attributable to SAGENT’s performance hereunder; or (iv) any claims or demands relating to a Product that are commenced by Bristol-Myers Squibb Company between the Effective Date and the patent expiry date against DOBFAR based on the activities of SAGENT pursuant to this Agreement.

11.2 DOBFAR shall indemnify, defend and hold SAGENT, its Affiliates officers, directors, agents, servants and employees harmless against Costs relating to: (i) any injury claim or damage resulting from or caused by the manufacture of any of the Products, operation of any Manufacturing Facility or any product defects with respect to any of the Products, including injuries to persons and property arising from such product defects; (ii) the failure of DOBFAR, its officers, directors, agents, servants and employees to comply with Applicable Laws; (iii) any inaccuracy in or breach of any of DOBFAR’s and/or WORLDGEN’s representations, warranties, covenants or agreements made under this Agreement or in any certificate, instrument or other document delivered by DOBFAR (or WORLDGEN, as applicable) to SAGENT pursuant to this Agreement; (iv) the negligence of DOBFAR, its officers, directors, agents, servants and employees relating to this Agreement; (v) any recall attributable to DOBFAR’s and/or WORLDGEN’s performance hereunder (including without limitation amounts SAGENT may pay or credit to its customers for Product so recalled); (vi) any claims made by Third Parties relating to any supplier of API pursuant to this Agreement; (vii) Section 7.3 hereto, (viii) any intellectual property litigation with respect to a Product (except for section 11.1(iii)), or (ix) the negligence of WORLDGEN, its officers, directors, agents, servants and employees relating to this Agreement.

11.3 Promptly after the receipt by either DOBFAR or SAGENT of notice or otherwise becoming aware of (a) any claim or (b) the commencement of any action or proceeding which may give rise to a claim for indemnification hereunder, such Party (the “Indemnitee”) will, if a claim with respect thereto is to be made against the Party or Parties obligated to provide indemnification pursuant to this Article 12 (the “Indemnitor”), give such Indemnitor written notice of such claim or the commencement of such action or proceeding and, shall permit the Indemnitor to assume, at its own expense, the defense of any such claim, action or proceeding, or any litigation resulting from such claim, and, upon such assumption, shall cooperate fully with the Indemnitor in the conduct of such defense. The Indemnitee shall permit the Indemnitor, at its discretion, to settle any such claim, action or proceeding, provided, however, that such settlement does not adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee, in addition to those set forth herein, in order for it to exercise such rights. No such claim, action or proceeding shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any Costs incurred other than as provided herein. The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, action or proceeding covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

11.4 If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnitor shall promptly reimburse the Indemnitee for the amount of all Costs incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation. If no settlement of such claim or litigation is made, the Indemnitor shall promptly reimburse the Indemnitee for the amount of any Costs incurred by the Indemnitee in the defense against such claim or litigation.

ARTICLE 12

CONFIDENTIALITY AND NON-USE

12.1 During the term of this Agreement, a Party (the “Disclosing Party”) may disclose to any other Party, its affiliates, directors, officers, employees and agents (the “Receiving Party”) certain confidential information that the Disclosing Party considers confidential and proprietary (the “Confidential Information”). The Receiving Party shall keep Confidential Information confidential and such Confidential Information shall not, without the Disclosing Party’s prior written consent, be disclosed by the Receiving Party to any person or entity not a party to this Agreement in any manner whatsoever in whole or in part, and shall not be used by a Receiving Party other than in connection with the purposes contemplated by this Agreement. Confidential Information shall be disclosed only to the officers and employees of the Receiving Party who need to know such Confidential Information for the purposes of this Agreement. The Receiving Party hereto agrees that, unless required by applicable law or legal process, it will not disclose to any third party Confidential Information, nor use such Confidential Information it receives from the Disclosing Party, for any purpose other than that contemplated under this Agreement.

12.2 Such Confidential Information shall not be considered confidential, nor subject of this Agreement if it:

12.2.1 Was rightfully in the possession of the Receiving Party, without obligation of secrecy, prior to the date of disclosure of such Confidential Information by the Disclosing Party to the Receiving Party; or

12.2.2 Was publicly known on or prior to the date of disclosure to the Receiving Party; or

12.2.3 Becomes publicly known, except by a breach of this Agreement by the Receiving Party; or

12.2.4 Is subsequently disclosed to the Receiving Party by a third party who, to the knowledge of the Receiving Party after reasonable inquiry, did not receive it under any obligation of confidentiality to the Disclosing Party; or

12.2.5 Is developed by or for the Receiving Party independent of the disclosures made under this Agreement; or

12.2.6 Is required to be disclosed by applicable law, governmental regulation or legal process, provided that the Receiving Party promptly notifies the Disclosing Party of the requirement of such disclosure.

12.3 The Disclosing Party shall not be required to disclose any information to the other which the Disclosing Party may be legally restricted from so disclosing under the terms of any agreement between the Disclosing Party and third parties.

12.4 Upon the Disclosing Party’s written request, the Receiving Party shall promptly return all Confidential Information and shall destroy any other material prepared (or portion thereof) which contain Confidential Information. Promptly thereafter, the Receiving Party shall notify the Disclosing Party in writing that all Confidential Information has been returned or destroyed in accordance with the foregoing, except that the Receiving Party may keep one copy of Confidential Information to be used only to prove compliance with the terms of this Agreement.

12.5 The obligations set forth in this Article shall survive expiration or termination of this Agreement for a period of five (5) years.

12.6 Neither DOBFAR nor SAGENT shall release to any third party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, that SAGENT may disclose the terms of this Agreement as reasonably necessary or useful in connection with the development, commercialization and/or divestiture or other disposition of the Product and either Party may disclose the terms of this Agreement:

12.6.1 to the extent required to comply with applicable laws, including, without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission; provided, further, that prior to making any such disclosure, the Party intending to so disclose the terms of this Agreement shall provide the non-disclosing Party with written notice of the proposed disclosure and an opportunity to review and comment on the intended disclosure which is reasonable under the circumstances; or

12.6.2 to one or more third parties and/or their advisors in connection with a proposed spin-off, joint venture, divestiture, merger or other similar transaction involving all, or substantially all, of the assets or business of the disclosing Party to which this Agreement relates or to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party; provided, further, that either (i) upon the written consent of the other Party or (ii) if the disclosing Party uses reasonable efforts to obtain a signed confidentiality agreement with such third parties with respect to such information on terms no less restrictive than those contained in this Article 13.

ARTICLE 13

TERMINATION

13.1 This Agreement may be terminated at any time by a Party upon the breach of any material provision of this Agreement by the other Party if the breach is not cured within sixty (60) days after written notice thereof to the Party in default specifying in reasonable detail the nature of such breach.

13.2 SAGENT may terminate this Agreement at any time by giving sixty (60) days written notice to DOBFAR if: (i) SAGENT, in its sole discretion, determines that it will no longer market the Product; or (ii) any Governmental Authority (a) withdraws approval of the manufacture or marketing of the Product, (b) takes any action the result of which is to prohibit the manufacture, packaging, labeling, storage, importation, sale or use or any similar action of the Product, the API or any raw material contained therein or to impose a significant restriction on the manufacture, packaging, labeling, storage, importation, sale, use or similar action, or (c) makes a final decision preventing the use of the Product in humans.

13.3 In the event that a Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of such Party for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against such Party (as to which, if involuntarily commenced against such Party, such Party is not able to obtain dismissal within sixty (60) days after commencement thereof) in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now, or hereafter, in effect, then such Party shall not be relieved in any respect of its obligations hereunder, and, in addition to any other remedies available to it at law or in equity, the other Party may terminate this Agreement, by giving written notice, which shall be effective immediately upon delivery of such notice or at such later date specified therein.

13.4 Upon expiration or termination of this Agreement, whichever is sooner, DOBFAR shall manufacture and ship to SAGENT, and SAGENT shall purchase in accordance with the provisions hereof all amounts of the Product ordered pursuant to purchase orders issued hereunder prior to the date on which notice of such termination is given, or prior to the expiration date, as applicable.

13.5 Termination, relinquishment or expiration of this Agreement in its entirety or with respect to any Product for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

ARTICLE 14

FORCE MAJEURE

14.1 Any delay in the performance of any of the duties or obligations of either Party (except the payment of money due hereunder) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay only if such delay has been caused by or is the result of any acts of God; acts of a public enemy; insurrections; riots; embargoes; labor disputes (including strikes, lockouts, job actions, or boycotts); fires; explosions; floods; shortages of material or energy or other unforeseeable causes; in each case, which are beyond the reasonable control and without the fault or negligence of the Party so affected. Notwithstanding anything to the contrary, in no event shall the failure of a third party supplier to supply the necessary quantities of API be deemed a force majeure event. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible. Notwithstanding the forgoing, if DOBFAR is

CONFIDENTIAL TREATMENT

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unable to perform its obligations hereunder as a result of one or more such force majeure events for a period longer than three (3) months, SAGENT shall have a right to terminate this Agreement with such failure being deemed an uncured breach of this Agreement with respect to which no additional cure period is required to be given.

14.2 Notwithstanding Section 16.1 or anything else in this Agreement, in the event that DOBFAR gives SAGENT notice that it will not be able to deliver the forecasted amounts of the Products pursuant to Article 7 or in fact DOBFAR does not deliver such forecasted amounts, in addition to any other rights and remedies SAGENT may have, DOBFAR shall use its best efforts to qualify one or more alternative suppliers of such Products. Such cooperation shall include, but not be limited to, technical transfer of the manufacturing process to such third party suppliers as well as necessary and useful transfer of know-how relating to same.

ARTICLE 15

INSURANCE

15.1 Each Party shall maintain during the Initial Term and any Renewal Terms insurance in such amounts and against such risks as is customary by companies engaged in the same or similar business and similarly located, and shall, upon request, furnish evidence of such insurance.

15.2 Without prejudice to any rights or remedies SAGENT may have under this Agreement or otherwise at law generally, SUPPLIER shall (at SUPPLIER’s sole cost and expense) maintain in full force and effect adequate product liability insurance (including for these purposes insurance covering the risks and liabilities arising out of SUPPLIER’s breach of this Agreement) with annual coverage of at least [***] occurrence and [***] in the aggregate, during the Term. SUPPLIER will provide SAGENT with evidence of such insurance of upon request and such insurance shall name SAGENT as an additional insured.

15.3 Without prejudice to any rights or remedies SUPPLIER may have under this Agreement or otherwise at law generally, SAGENT shall (at its sole cost and expense) maintain self insurance.

15.4 SUPPLIER represents, warrants and covenants that nothing has or will be done or be omitted to be done that may result in any of the said insurance policies being or becoming void, voidable or unenforceable during the Initial Term or any Renewal Terms of this Agreement.

15.5 With respect to any Third Party insurance coverage required hereunder, if requested, each Party will provide the other with documentation evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. Any insurance required herein shall provide for a minimum of thirty (30) days’ written notice to the insured of a cancellation of, or material change in, the insurance.

ARTICLE 16

MISCELLANEOUS

16.1 Interpretation. DOBFAR and SAGENT hereby acknowledge and agree that the Quality Agreement is intended as a supplement to, not a replacement for, this Agreement. Accordingly, the parties intend that the minimum requirements relating to the manufacture and supply of Product are set forth in this Agreement and that specific additional requirements relating to the same are set forth in the Quality Agreement. In the event of a perceived conflict between the terms and conditions of this Agreement and the Quality Agreement, SAGENT and DOBFAR shall promptly convene to discuss in good faith and attempt to promptly resolve such perceived or actual conflict. Notwithstanding anything to contrary, however, in no event shall DOBFAR’s obligations under this Agreement be deemed to be reduced by any provision of the Quality Agreement.

16.2 Assignment. This Agreement shall be binding upon the successors and assigns of the Parties. DOBFAR and/or WORLDGEN may not assign any interest under this Agreement without the prior written consent of SAGENT. SAGENT may not assign any interest under this Agreement without the prior written consent of DOBFAR, which shall not be unreasonably withheld, except that no such consent shall be required to assign this Agreement to (i) an Affiliate of SAGENT; or (ii) a third party in connection with the sale or transfer to such third party of all or substantially all of the business or assets to which this Agreement relates. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation, which accrued prior to the effective date of such assignment.

16.3 Governing Law; Language; Submission to Jurisdiction. This Agreement shall be governed by the laws of the State of New Jersey without regard to any conflicts of laws or principles. The Parties consent to the exclusive jurisdiction of the state and federal courts located within the State of New Jersey.

16.4 Severability. If any of the provisions of this Agreement are held invalid or unenforceable, unless the invalidity or unenforceability substantially frustrates the underlying intent and sense of the remainder of the Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, except those where the invalidated or unenforceable provision comprises an integral part of, or are otherwise clearly inseparable from, the intent and sense of the Agreement. In the event any provision is held invalid or unenforceable, the Parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent and sense of this Agreement and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

16.5 Publicity. No press release, publicity or other form of public written disclosure related to this Agreement shall be permitted by either Party to be published or otherwise disclosed unless the other Party has indicated its consent to the form of the release in writing, except for any disclosure as is deemed necessary, in the reasonable judgment of the responsible Party, to comply with Applicable Laws with respect to regulatory reporting or disclosure obligations.

16.6 Independent Contractor. Each Party is acting under this Agreement as an independent contractor and not as the agent or employee of the other. Each Party understands and agrees that it has no authority to assume any obligation on behalf of the other Party and that it shall not hold out to third parties that it has any authority to act on the other Party’s behalf except as expressly permitted herein. Unless otherwise expressly stated herein, each Party shall be responsible for its own expenses relating to its performance under this Agreement and shall not incur expenses for the other Party’s account unless expressly authorized herein or by subsequent written agreements.

16.7 Waiver. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of both Parties hereto. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

CONFIDENTIAL TREATMENT

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16.8 Relationship between the Parties. Each Party is acting under this Agreement as an independent contractor and not as the agent or employee of the other. Each Party understands and agrees that it has no authority to assume any obligation on behalf of the other Party and that it shall not hold out to third parties that it has any authority to act on the other Party’s behalf except as expressly permitted herein. Unless otherwise expressly stated herein, each Party shall be responsible for its own expenses relating to its performance under this Agreement and shall not incur expenses for the other Party’s account unless expressly authorized herein or by subsequent written agreements.

16.9 Notices. Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with the original promptly sent by any of the foregoing manners), to the addresses or facsimile numbers of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice to any Party. The effective date of any notice hereunder shall be the date of receipt by the receiving Party.

If to DOBFAR:

A.C.S. DOBFAR

Viale Addetta, 4/12

20067 Tribiano (MI)

Italy

Attention: [***]

Facsimile No. [***]

If to SAGENT:

Sagent Pharmaceuticals, Inc.

1901 North Roselle

Suite 700

Schaumburg, Illinois 60195

USA

Attention: Jeffry Yordon

Facsimile No.: 847 908 1601

If to WORLDGEN:

120 Route 17 North

P.O. Box 1579

Paramus, NJ 07653

USA

Attention: [***]

No: [***]

or to such other address as the addressee shall have last furnished in writing to the addresser.

16.10 Entire Agreement. This Agreement, including any exhibits and schedules attached hereto and referenced herein, together with the Quality Agreement entered into pursuant to this Agreement, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the subject matter hereof, and no terms, conditions or understandings or agreements purporting to modify or vary the terms thereof shall be binding unless it is hereafter made in writing and signed by each of the Parties. No modification to this Agreement shall be effected by the acknowledgement or acceptance of any purchase order or shipping instructions forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein. In the event of a conflict between this Agreement and the exhibits and schedules hereto, the terms of this Agreement shall control. This Agreement may be amended and supplemented only by a written instrument signed by each of the Parties.

16.11 Counterparts; Facsimile Signature Pages. This Agreement may be executed by the Parties by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

16.12 Currency. Unless otherwise indicated, all monetary amounts are expressed in this Agreement in United States Dollars ($USD).

16.13 Sections and Headings. The division of this Agreement into Articles, Sections, Subsections, Exhibits and Schedules and the insertion of headings are for the convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section, Schedule or the provision hereof.

16.14 Singular Terms. Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

SAGENT PHARMACEUTICALS, INC.

By: /s/ Jeffrey Yordon

Name: Jeffrey Yordon

Title: CEO

A.C.S. Dobfar S.p.a.

By: /s/ Falciani Marco

Name: Falciani Marco

Title: President

WORLDGEN LLC

By: /s/ Vincent M. Durate

Name: Vincent M. Durate

Title: Exec. Vice President

EXHIBIT A

PRODUCT

Cefepime Hydrochloride 1gram and 2 gram vials for injection.

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the Securities and Exchange Commission

EXHIBIT B

MILESTONE PAYMENT

[***], payable as follows:

[***], promptly upon execution of this Agreement; and

[***], promptly following the Commercial Launch Date.

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the Securities and Exchange Commission

EXHIBIT C

TRANSFER PRICE

Cefepime Hydrochloride 1 gram: [***]*

Cefepime Hydrochloride 2 gram: [***]*

*	The prices set forth herein shall be subject to periodic review and subsequent agreement by the Parties in order to determine changes in the market conditions and/or manufacturing cost and any reductions related thereto.